MOORE & ASSOCIATES, CHARTERED
     ACCOUNTANTS AND ADVISORS
             PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Resource Group, Inc., of our report dated April 5, 2008 on our audit of the financial statements of Resource Group, Inc. as of February 29, 2008, and the related statements of operations, stockholders’ equity and cash flows for the year ended February 29, 2008 and inception on April 2, 2007 through February 29, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
April 22, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501